Morgan Stanley Fundamental Value Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 and later
adjourned to September 27, 2006, to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Trustees:

                                        For    Withhol Abstai   BNV*
                                                  d      n
Frank L. Bowman...................    3,918,3  169,868      0       0
                                           25
Kathleen A.                           3,923,1  165,032      0       0
Dennis...................                  61
James F. Higgins....................  3,980,9  107,201      0       0
                                           92
Joseph J.                             3,979,7  108,438      0       0
Kearns.....................                56
Michael F. Klein....................  3,964,2  123,957      0       0
                                           36
W. Allen Reed....................     3,914,2  173,985      0       0
                                           08
Fergus Reid......................     3,925,5  162,657      0       0
                                           36

(3) Modify certain fundamental investment restrictions:

                                                                 For    Again  Absta   BNV*
                                                                          st     in
Modify fundamental policy regarding                            3,549,8   88,17  97,01  353,1
diversification..............................................       19       0      2     92
..............
Modify fundamental policy regarding borrowing                  3,504,5   136,1  94,26  353,1
money........................                                       50      90      1     92
Modify fundamental policy regarding                            3,505,4   138,0  91,51  353,1
loans..........................                                     10      72      9     92
Modify fundamental policy regarding investment in              3,505,1   135,2  94,60  353,1
commodities, commodity contracts and futures                        39      57      5     92
contracts....................................................
....
Modify fundamental policy regarding issuance of senior         3,527,8   113,7  93,39  353,1
securities......................                                    23      83      5     92

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.